Exhibit 99.1

news
F I N A N C I A L
RELATIONS BOARD

FOR FURTHER INFORMATION:	RE: FTI Consulting, Inc. 900 Bestgate Road Annapolis, MD 21401 (410) 224-8770

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD:

Jack Dunn President & CEO (410) 224-1483	Marilyn Windsor General Inquiries (702) 515-1260	Lisa Fortuna Analyst Inquiries (312) 640-6779	Tim Grace Media Inquiries (312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 23, 2005

FTI CONSULTING TO ACQUIRE RINGTAIL SOLUTIONS

Acquisition Expands FTI’s Presence in Growing Litigation Software Solutions Market

ANNAPOLIS, MD, February 23, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting and technology, and economic consulting, today announced that it has entered into a definitive agreement to acquire the assets of privately held Ringtail Solutions Group (Ringtail), including its operations in Australia, the United Kingdom and the United States. The transaction, which is valued at approximately $35 million, is subject to customary closing conditions and is expected to be completed by the end of February 2005.

Established in 1997, Ringtail is a leading global developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. Specifically, Ringtail’s technologies are designed to ensure quality, reduce risk, increase productivity and improve cost effectiveness in the review, preparation and production of litigation data. In addition, Ringtail’s software has also been used in a transactional capacity to support “deal rooms” and merger and acquisition activity.

Commenting on the acquisition, Jack Dunn, FTI’s president and chief executive officer, said: “Technology services represent a critical growth engine for FTI generally and for our forensic and litigation consulting business specifically. Increasingly, the linchpin of major legal matters is rapid, thorough and secure document organization and control. Our clients face these challenges daily as they shape their responses to litigation, investigation, claims management and regulatory matters such as Hart-Scott-Rodino filings. Having delivered Ringtail’s applications to our clients as an Application Service Provider, or ASP, we stand perfectly positioned to lead this conversion as the company who best understands the technology and content sides of the equation. Through the further integration of Ringtail’s technologies into our engagements we can serve clients better, strengthen our relationships with them and enhance our overall service offerings. In addition, Ringtail’s licensing model provides us with annuity-based revenue streams, further diversifying our business portfolio.

“On behalf of FTI, I am pleased to welcome the talented Ringtail professionals to our company,” added Mr. Dunn. “I know from our work together they will make a valuable contribution to our future growth and success.”

From a base of approximately $13 million, representing less than 6 percent of overall revenue in 2002, FTI’s embedded technology and related services today comprise more than 10 percent, or $46 million, of the firm’s business. The company believes that within two to three years the technology and related services offerings should generate revenues of approximately $100 million.

Ringtail’s software was designed specifically for the Internet, with particular emphasis on security and high volume. As a scalable, web-based application it provides users with a flexible search and delivery framework and allows them to tailor their research to meet their individual information needs. Currently, Ringtail offers its products either through ASPs or as direct client installations. The ASP model allows clients to outsource information technology and case management needs. The direct install model allows clients to insource Ringtail’s benefits within their existing infrastructure and accommodate particular data management or legacy requirements. With FTI’s financial and human capital resources behind Ringtail’s application technologies, FTI believes it can pursue content development in other areas already served by FTI, such as corporate finance/restructuring and economic consulting.

As Ringtail’s preferred North American ASP partner over the past three years, FTI has integrated Ringtail’s applications into its complement of technology offerings. Consultants and technologists from both companies have worked closely across every aspect of the business including joint sales and marketing efforts, the identification and resolution of client-specific requirements and the development of product enhancements.

Eddie O’Brien, president and chief executive officer of Ringtail, said “Today’s announcement is a natural extension of our already strong and proven working relationship. Joining FTI is a great strategic fit for Ringtail and our clients. As technologists, everyone on the Ringtail team wants to continue extending the reach and profile of our innovation; with FTI’s reputation in forensic and litigation consulting, Ringtail’s products and our significant presence in the international legal community, we are excited about the increased market opportunities this partnership will create. We also know from first-hand experience FTI’s dedication to our people, products and clients. FTI shares our commitment to continue creating and supporting high-quality applications.”

The purchase price comprises $20.0 million of cash plus $15.0 million in shares of FTI common stock, approximately 5.5 times estimated pro forma earnings before interest, taxes, depreciation and amortization for Ringtail’s fiscal year ending June 30, 2005, plus an earn-out over the next three years based on future performance. The cash portion of the purchase price will be financed by FTI from cash on hand and existing credit facilities. Assuming completion by the end of February 2005, the acquisition is expected to be neutral to FTI’s earnings per share in 2005 due to rapid amortization of intangible assets, and is expected to be accretive to earnings by $0.03 to $0.06 per share in 2006. Ringtail will be integrated into FTI’s Forensic and Litigation Consulting practice.

Conference Call

FTI will hold a conference call to discuss the pending acquisition of the Ringtail Solutions Group on Thursday, February 24, 2005 at 9:00 a.m. EST. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting and technology, and economic consulting. Located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs, CFEs, and technologists who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

About Ringtail Solutions

Ringtail Solutions is a leading developer of Intranet-based legal and justice application technology for use with a web browser. Ringtail is a global corporation, formed in 1997, with established offices in Williamsburg, Virginia; Melbourne, Australia and London, UK. Ringtail’s flagship product, Ringtail™ CaseBook provides knowledge management and case preparation through an Intranet repository for litigation document and information management and collaboration for legal cases. Additional information is available at: www.ringtailsolutions.com.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.